Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Daystar Technologies, Inc. of our report dated March 31, 2011 relating to our audits of the financial statements, which appear in the Annual Report on Form 10-K of DayStar Technologies, Inc. for the year ended December 31, 2010.

/s/ HEIN & ASSOCIATES LLP

Irvine, California

March 31, 2011